Exhibit 10.36

Service Agreement

SERVICE AGREEMENT

This Agreement was entered into by the following parties as of March 31, 2003:

Party A: Online Education College of Renmin University of China

Party B: CMR Web Learning Co., Ltd., a limited-liability company duly organized and legally existing in accordance with the laws of the People’s Republic of China.

Whereas:

A.	Party A is an institution engaging in the online education with or without records of formal degree authorized by the State, in order to further improve its online education level and to provide the students with a better online education environment, Party A intends to greatly enhance its hardware and software platform, to further raise its reputation, expand and optimize the sources of its students through incorporating management skills of modern enterprises and through market promotion;

B.	Party B is a professional company engaging in the computer and internet technologies and services and has strong technological expertise and practical experiences. At the same time, Party B has abundant practical experiences and good reputation in providing technological services to the modern online and distance education;

C.	Party A intends to acquire the exclusive technological and commercial services of Party B in the development, application and management of the technologies related to online education. Party B is willing to provide Party A with relevant technologies and commercial services.

After friendly negotiation, the two parties agree as follows:

Article 1. Contents of Services Provided by Party B

Within the valid period of this Agreement, Party A agrees that Party B shall provide Party A with the technologies and commercial services related to its online education projects, the specific contents of the services shall be agreed by both parties in the appendixes of this Agreement.

Article 2. Service Fees

I.	It’s agreed by both parties that considering all the service provided according to this agreement and its appendixes, the service fee and payment principles are as follows:

Both parties agree that the revenue of Party A shall firstly be used to cover such expenditures as the administration fee submitted by Party A to Renmin University of China, the teaching expenses of Party A and the management fee to be paid by Party A to out-school service stations. Conditioning on ensuring the balance of revenue and expenditure of Party A, the main revenue of Party A shall be mainly used for the technological development and construction of the online education.

In accordance with the contents of the technological services for the online education stated in this Agreements and its appendixes, both parties agree that the Service Fees for 2001 and 2002 shall be paid as of the amount stated in the appendixes of this Agreement. From 2003, according to the anticipated cost to be borne by Party B as to the prospective scale of Party A’s online education, Party A agrees to use about 67% of its revenue for the online education in all kinds of technological developments and construction inputs for the online education. The input of Party A to technical development and construction shall be the payment of the Service Fees to Party B for the expansion of the online education and the technological researches and developments in accordance with this Agreements and its appendixes. The unit for the Service Fees (“Party B’s Revenue”) is the semester of the online education with record of formal degree decided by Party A, and Party B’s Revenue shall be paid after the tuition payment period of each semester (“Period”) at the amount of 67% of all tuitions received for the Period (see the appendixes of this Agreement for the specific amount and manner of the payment). After 2003, the aforementioned proportion may be adjusted by both parties according to the anticipated cost to be borne by Party B as to the prospective scale of Party A’s online education.

II.	Manner of Payment

1	Both parties agree that the Service Fees for 2001 and 2002 shall be paid by Party A to Party B in two parts: by March 31 and September 30 of the year separately;

2	Both parties agree: from 2003, Party A shall, within 1 month after receiving the tuition for each semester, account for the expenses of the Period, decide the specific amount of the revenue of the Period, and account for the specific amount of the Service Fees to be paid to Party B in accordance with this Agreement. After the authorized representatives of both parties sign as confirmation, Party A shall pay Party B within 15 business days from the day of confirmation. In case of disputes regarding the ultimate amount of the Service Fees between Party A and Party B, Party A shall ensure the payment to Party B in the amount accepted by Party A within 2 months after the enrolment and receiving payment for each semester.

Article 3. Obligations of Both Parties

I	Obligations of Party B

1.	Party B shall, in accordance with the provisions of this Agreements and its appendixes and the needs put forward and changed by Party A from time to time, timely and sufficiently provide Party A with relevant technological and commercial services;

2.	Party B shall accept the supervision and examination of Party A on the performance of its obligations under this Agreement, listen to the opinions and suggestions of Party A, actively improve and perfect its work, and improve the quality of the services;

3.	Party B shall ensure that it will immediately notify Party A whenever there is any unpredictable circumstance that may affect the normal operation of Party B;

4.	Party B shall ensure that, within the valid period of this Agreement, it has and will continue to have the qualifications and conditions for the performance of its obligations under this Agreement, and shall ensure that the technologies for the services that it provides to Party A under this Agreement are always leading the relevant technological fields of the modern distance online education in China.

II	Obligations of Party A

1.	Party A agrees to pay Party B all service fees prescribed in this Agreement and its appendixes on time;

2.	Party A understands that: Party B needs to input a great deal of money, materials and labour for the technological development, purchase of equipments, employment and training of the staff so as to perform its obligations under this Agreement and its appendixes. At the same time, Party B also needs to increase its input in all aspects so as to maintain the leading position of the services it provides in relevant technological fields of the modern distance online education for a long term. Therefore, Party A agrees that, within the valid period of this Agreement and the scope of the services prescribed in this Agreement, Party B shall be the sole service provider of Party A, and Party A shall not entrust the services related to this Agreement and its appendixes to any third party other than Party B without the prior written permission of Party B.

3.	Party A ensures that it will provide necessary assistance and cooperation to the services provided by Party B in accordance with this Agreement, and Party A shall inspect and confirm the CAI software developed and made by Party B.

4.	Party A shall be responsible for all work directly related to the teaching and management of teaching affairs in the online education.

5.	Party A promises that when Party A needs to carry out any business cooperation with other enterprises, Party B or its affiliates shall have the priority under the same conditions.

Article 4. Confidentiality

1.	Both parties agree and acknowledge that the materials of any party related to this Agreement and its appendixes are unique and confidential materials of the party, the disclosure of such confidential materials by the other party to any third party without the approval of the holding party shall lead to serious losses of its business and other rights and interests, and monetary compensation are sufficient to recover the losses caused by the disclosure.

2.	Both parties agree and acknowledge that the confidential materials disclosed are and will continue to be the exclusively owned assets of the holding party. Relevant materials provided by each party to the other party shall only be used for the signing and performance of this Agreement.

3.	Both parties shall only disclose the confidential materials to: (1) the senior employees of both parties who are mainly responsible for the negotiation and performance of this Agreement and relevant employees, and (2) the agents, consultants, advisers and other representatives formally appointed by both parties.

4.	The aforementioned limits shall not apply to:

(1)	materials that can be generally acquired by the public at the time of disclosure;

(2)	materials that can be generally acquired by the public after the disclosure not due to the faults of the receiving party;

(3)	materials that the receiving party can prove that it has already acquired before the disclosure and are not directly or indirectly acquired from the other party;

(4)	the confidential materials that any party is obligated to disclose to relevant government departments and stock exchange institutions according to law, and any party discloses to its direct legal advisers and financial advisers as to the needs of its normal operation;

(5)	the written permission of the providing party (the other party) of the confidential materials has been acquired for the disclosure and use of such confidential materials;

(6)	in the event Party B needs financing or needs to raise funds, it may disclose relevant materials to the investing party, but the investing party must sign relevant confidentiality agreement beforehand, and the contents of the confidentiality agreement shall be the same with the contents of this Agreement.

Each party shall urge its directors, senior employees and other employees, and the directors, senior employees and other employees of its affiliates to perform the confidentiality obligation prescribed in this article and shall require relevant employees to sign the confidentiality agreement.

Article 5. Liability for Breach of Contract

In the event Party A fails to pay Party B in accordance with this Agreement and its appendixes, Party B is entitled to charge the overdue interest of 0.03% per day for the outstanding payment and notify Party A to perform its payment obligation within a period. In the event Party A refuses to perform its payment obligation within the prescribed time limit or a reasonable time limit, Party B is entitled to suspend providing the services stated in this Agreement and its appendixes till Party A performs its payment obligation, and is entitled to require Party A to compensate all its losses thus induced.

In the event Party B fails to provide Party A with the services stated in this Agreement and its appendixes according to the requirements of Party A and causes damages to the teaching activities and teaching quality of Party A, Party A is entitled to require Party B to compensate all its losses thus induced.

In the event Party A entrusts the services related to this Agreement and its appendixes to any third party other than Party B without the prior written permission of Party B, the fees for such services shall be borne by Party A itself and must not be deducted from the payment due to paid to Party B, and Party A shall compensate all losses of Party B thus induced.

Article 6. Force Majeure

1.

Force majeure refers to any event that can not be controlled or foreseen by each party or both parties or can not be avoided if can be foreseen, and that happens after the signing of this Agreement and causes any party unable to fully or partly perform this Agreement. Such events shall include but not be limited to: riot, explosion, fire, flood, earthquake and other natural disasters and war, civil commotion, intended destruction, expropriation, confiscation, sovereign actions of the government, changes of the laws, stop of the cooperation between both parties for failing to acquire the approval of the government on relevant matters or due to relevant mandatory rules and requirements of the government, and other major events or emergencies.

2.	In case of any force majeure event, the affected party shall notify the other party without delay in the most convenient manner, and shall, within fifteen (15) days after the force majeure event, provide the other party with the detailed written report of the event. The affected party shall take all reasonable actions to eliminate the influences of the event and reduce the losses caused by the event to the other party. Both parties shall, according to the influence of the force majeure event to the performance of this Agreement, decide whether to terminate or postpone the performance of this Agreement, or whether to partly or fully absolve the affected party from its obligations under this Agreement.

Article 7. Resolution of Disputes

1.	In the event of any dispute caused by this Agreement or with respect to the construction and performance of this Agreement, both parties shall first resolve the dispute through friendly negotiation. In the event both parties fail to reach an agreement on the dispute within 60 days after the beginning of the negotiation, either party may submit the relevant dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its rules effective at that time.

2.	The arbitration award shall be final and binding on both parties.

3.	During the pending arbitration of any dispute, both parties shall continue to perform the rest parts of this Agreement other than the matters under dispute,

Article 8. Validity & Others

1.	This Agreement shall be signed and sealed officially by the authorized representatives of both parties and shall be effective as of January 1, 2001.

2.	The valid period of this Agreement shall be 50 years, starting from the effective date above.

3.	When this Agreement expires, the pending creditor’s rights and liabilities of both parties shall not be affected. The debtor shall continue the payment of its liabilities to the creditor.

4.

When any clause of this Agreement becomes void for violating relevant laws or regulations, the void clause shall be deemed dispensable and deleted. The other clauses shall remain valid if not affected. But both parties of this Agreement shall stop the performance of the void, invalid and unenforceable clause, and shall revise it to be valid, effective and enforceable for the certain facts and circumstances within the scope that is closest to its original meaning.

5.	This Agreement shall be in Chinese and in quadruplicates.Each party shall hold two copies. Any translation of this Agreement shall have no legal force.

6.	Any change, revision, increase or decrease to the clauses of this Agreement must be made with the written amendment or supplementary agreement of this Agreement which can only be effective after being signed by the authorized representatives of both parties.The amendment or supplementary agreement shall be an integral part of this Agreement, and shall have the same legal force with this Agreement.

7.	Any tolerance, grace period or delayed performance of the rights or powers under this Agreement by any party to any breach or delay of the other party shall not be deemed as it waives the rights and powers, and shall not affect, influence or limit all rights and powers of the party under this Agreement and relevant laws and regulations; the separate or partial performance of any right, power or remedy under this Agreement shall not hinder the further performance or other rights, powers or remedies.

8.	During the performance of this Agreement, all formal notices of both parties shall be made in writing and delivered by facsimile transmission.

This Agreement constitutes the entire understanding between both parties on the contents of this Agreement, which shall take the place of any previous written and oral discussion, agreement or statement, no matter whether they are executed by the transferor or transferee.

(Execution Page)

Party A: Online Education College of Renmin University of China

By:	/s/ Lin Gang
Name:	Shawn Ding
Title:

Party B: CMR Web Learning Co., Ltd.

By:	/s/ Wang Gongquan
Name:	Wang Gongquan
Title:

APPENDIX OF SERVICE AGREEMENT—TECHNOLOGICAL & COMMERCIAL SERVICES

I.	Contents of Services

1.	Party B shall provide the exclusive consultation services to the purchase of relevant equipments and systems needed in the online education project of Party A, including but not limited to the suggestions on the choice of all kinds of tool software, applications and technological platforms, installation and debugging of systems, and the purchase, specifications and functions of all kinds of accessory hardware facilities, equipments and circuit resources.

2.	Use of hardware equipments

Apart from the hardware equipments purchased by Party A itself, Party B shall provide the hardware equipments needed for Party A’s purpose of online education for the use of Party A, including but not limited to: servers and PCs. Party B shall also, in accordance with the expansion of the scale of Party A’s online education and the gradual improvement of the technological requirements, make corresponding renewal and upgrading to relevant hardware equipments, and shall provide timely solutions or backups in case there is any breakdown or technological problem of the aforementioned hardware equipments.

3.	Trainings

On Party A’s demand, Party B shall provide regular technological trainings on the use of relevant hardware, technological platform and relevant software to Party A’s staff.

4.	Website use services

(1)	On Party A’s demand, Party B shall apply for and register a website with the domain name of www.cmt.com.cn.

(2)	Party B promises that Party A shall be entitled to the paid and exclusive use of the website for its online education.

(3)	Party B shall design the web pages of the website as to the features and demands of Party A for its online education, and renew and/or redesign the web pages from time to time on Party A’s demand.

5.	Market promotion services

Party B shall, using its advantages and strong points and with the purpose of expanding the influence and reputation of Party A’s online education, provide such services as marketing and promotion to Party A’s online education, including but not limited to: assisting Party A to arrange the marketing in media advertisements and assisting Party A to carry out the extra-curricular practices and entertainments for its students.

6.	Labour services

Party B shall, provide Party A with any labour services that Party A needs to entrust others during its operation and management of the online education.

II.	Service Fees

In accordance with the principles for the amount and payment of the service fees agreed by both parties in the Service Agreement, Party A agrees to pay the service fees to Party B for the services stated in this Appendix as to the following standards:

In accordance with the development needs of Party A’s online education and the service demands continuously put forward by Party A, both parties reach the following agreement on the service fees: the amount for the year 2001 shall be RMB fourteen million five hundred and two thousand three hundred and thirty-three Yuan (RMB 14,502,333); the amount for the year 2002 shall be RMB eighteen million twenty-seven thousand eight hundred and fifty-nine Yuan (RMB 18,027,859); from the year 2003, the amount for each period shall be 26.8% of the revenue of the period, the sum of the all periods in each calendar year shall be the service fees to be paid by Party A to Party B for the aforementioned services for the year.

Party A shall pay RMB six million six hundred and eighty-two thousand and fifty-four Yuan (RMB 6,682,054) and RMB seven million eight hundred and twenty thousand two hundred and seventy-nine Yuan (RMB 7,820,279) respectively by March 31, 2001 and September 30, 2001; and shall pay RMB nine million one hundred and fifty-five thousand five hundred and eighty Yuan (RMB 9,155,580) and RMB eight million eight hundred and seventy-two thousand two hundred and seventy-nine Yuan (RMB 8,872,279) respectively by March 31, 2001 and September 30, 2002.

III.	Intellectual property rights

1.	Copyright of the web page designs: the copyright of the web page designs for the website formed for the performance of this Agreement belongs to Party B, Party A shall enjoy the paid exclusive right to use the web page designs during the valid period of this Agreement.

2.	Intellectual property rights related to the contents of the website: they shall be enjoyed by Party A or the providers of relevant contents in accordance with relevant laws and regulations.

(Execution Page)

Party A: Online Education College of Renmin University of China

By:	/s/ Lin Gang
Name:	Lin Gang

Party B: CMR Web Learning Co., Ltd.

By:	/s/ Wang Gongquan
Name:	Wang Gongquan

APPENDIX OF SERVICE AGREEMENT—LICENSED USE OF ONLINE

TECHNOLOGICAL PLATFORM & ONLINE CAI SOFTWARE

I.	Licensed use

1.	Licensed use of the technological platform for the online education: including but not limited to: such services as the development and licensed use of the technological platform for the online distance education, system integration of the hardware, maintenance of the software and hardware, and upgrading of the technological platform (refer to the Instruction for Licensed Use of Technological Platform for the specific technological indexes)

2.	Development, making and licensed use of CAI software

Party B shall, using its technological advantages and in accordance with the curricular arrangement of Party A for the online education, develop and make the teaching materials decided by Party A (including but not limited to such contents as the textbooks, teaching plans, cases and explanation) into CAI software and transform them into the forms suitable to the online education through necessary technological measures, and grant Party A the licensed user’s right within the valid period and scope of this Agreement. The subjects and amounts of the CAI software to be developed and made shall be in accordance with the written requirements of Party A from time to time. (Refer to the CAI Software Catalogue for details)

II.	License Fees

In accordance with the principles for the amount and payment of the service fees agreed by both parties in the Service Agreement, Party A agrees to pay the license fees to Party B for the online education platform and the CAI software:

License fees for the online education platform and the CAI software (including the fees for the development, redevelopment, maintenance and upgrading of the online education platform and the fees for the making, maintenance and upgrading of the CAI software): the amount for the year 2001 shall be RMB twenty-one million seven hundred and fifty-three thousand four hundred and ninety-nine Yuan (RMB 21,753,499); the amount for the year 2002 shall be RMB twenty-seven million forty-one thousand seven hundred and eighty-eight Yuan (RMB 27,041,788); from the year 2003, the amount for each period shall be 40.2% of the revenue of the period, the sum of the all periods in each calendar year shall be the license fees to be paid by Party A to Party B for the use of the online education platform and the CAI software for the year.

Party A shall pay RMB ten million twenty-three thousand and eighty-one Yuan (RMB 10,023,081) and RMB eleven million seven hundred and thirty thousand four hundred and eighteen Yuan (RMB 11,730,418) respectively by March 31, 2001 and September 30, 2001; and shall pay RMB thirteen million seven hundred and thirty-three thousand three hundred and seventy-one Yuan (RMB 13,733,371) and RMB thirteen million three hundred and eight thousand four hundred and eighteen Yuan (RMB 13,308,418) respectively by March 31, 2002 and September 30, 2002.

III.	Intellectual property rights

1.	Copyright and relevant intellectual property rights of the online education technological platform: the copyright and relevant intellectual property rights of the online education technological platform developed by Party B for the performance of this Agreement (including but not limited to: copyright of software, patent application right, patent right and proprietary technologies) shall belong to Party B, Party B shall grant Party A the right to use the online education technological platform during the valid period of this Agreement. Any party is entitled to make redevelopment on the basis of the online education technological platform, the intellectual property right of the redeveloped part made by one party independently shall belong to the developing party and the other party shall enjoy the right of paid usage during the valid period of this Agreement. The intellectual property rights of the redeveloped part made by both parties shall belong to both parties, any party shall have independent right of user (including granting the license of usage to any third party) and does not need to pay any fee to the other party.

2.	Copyright of the CAI software: the copyright of the CAI software developed and made for the performance of this Agreement shall belong to Party B and Party A shall enjoy the right of paid use during the valid period of this Agreement.

Party A: Online Education College of Renmin University of China

By:	/s/ Lin Gang
Name:	Shawn Ding

Party B: CMR Web Learning Co., Ltd.

By:	/s/ Wang Gongquan
Name:	Wang Gongquan